Exhibit 99.1

Atlantic Power Corporation Releases Second Quarter 2015 Results

DEDHAM, MASSACHUSETTS — August 10, 2015 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and six months ended June 30, 2015.

Recent Developments

•                  Completed sale of wind assets in June for $350 million, with net cash proceeds of approximately $335 million; recognized $47.3 million after-tax gain in the second quarter (included in discontinued operations)

•                  Proceeds used to redeem $310.9 million outstanding principal amount of 9.0% Senior Unsecured Notes due 2018 (the 9.0% Notes) in July

•                  Amortized $29 million of term loan and project debt and repurchased $14 million of convertible debentures during the quarter; debt amortization and repurchases total $83 million year to date

•                  Received constructive ruling from Ontario Superior Court of Justice denying plaintiffs’ motion for leave and certification in proposed securities class action

•                  CEO and directors purchased approximately 380,000 common shares of the Company during the second quarter at an average price of $3.09; there were no sales by officers or directors

Second Quarter 2015 Financial Highlights

•                  Project income of $17.2 million increased $19.2 million from $(2.0) million a year ago, mostly due to $14.8 million of asset and goodwill impairment expense in 2014 that did not recur in 2015 (results exclude the wind businesses, which are included in discontinued operations)

•                  Project Adjusted EBITDA of $43.9 million declined $13.8 million from $57.7 million a year ago, primarily due to a scheduled outage at Manchief, PPA expirations at Selkirk and Tunis, and low water flows at Curtis Palmer and Mamquam (results exclude $14.8 million and $17.2 million, respectively, from wind)

•                  Cash flows from operating activities totaled $18.3 million versus $34.0 million a year ago (including $11.1 million and $17.4 million, respectively, from the wind businesses)

•                  Adjusted Cash Flows from Operating Activities, which excludes discontinued operations, severance and other restructuring costs and changes in working capital, increased to $8.1 million from $3.5 million, primarily due to lower cash interest payments and lower general and administrative (G&A) expense

•                  Adjusted Free Cash Flow of $(27.3) million was after $29.4 million of term loan and project debt repayment and $3.7 million of investments in the fleet and is improved from $(38.7) million a year ago

2015 Guidance

•                  Reduced Project Adjusted EBITDA and Adjusted Cash Flows from Operating Activities guidance by $5 million to reflect low water flows at Mamquam and Curtis Palmer and reduced dispatch at Selkirk

•                  Project Adjusted EBITDA guidance revised to a range of $200 to $215 million

•                  Adjusted Cash Flows from Operating Activities guidance revised to a range of $90 to $105 million

•                  Reduced Adjusted Free Cash Flow guidance by $10 million (to a range of $0 to $10 million) due to lower Adjusted Cash Flows from Operating Activities guidance and higher than expected term loan amortization

•                  Expect 2015 corporate G&A expense of approximately $35 million versus $38 million previously; on track for $28 million or lower in 2016 (48% reduction from 2013)

“Project Adjusted EBITDA from our continuing businesses in the second quarter decreased primarily due to the scheduled major outage at our Manchief project; low water flows, which adversely affected the results of our Curtis Palmer and Mamquam projects, and expirations of the PPAs at our Selkirk and Tunis projects,” said James

J. Moore, Jr., President and Chief Executive Officer of Atlantic Power.  “Cash flow is typically low in the second quarter due to seasonality and the timing of interest payments.  Year to date, our Adjusted Cash Flows from Operating Activities of $39 million increased $9 million from the year-ago period.  This is the cash flow available to us to amortize debt, reinvest in our fleet at attractive returns and pay preferred and common dividends, if and when declared by the board of directors.  For the full year, we expect to generate $90 to $105 million of Adjusted Cash Flows from Operating Activities.”

“In the past two months, we completed the sale of our wind assets for $350 million of equity proceeds, which represented an attractive valuation.  In view of recent turmoil in the energy markets, we believe that we were served well by acting decisively.  We used the proceeds to redeem our most expensive debt, which was the latest step in our plan to strengthen our balance sheet, reduce our interest costs and improve our debt maturity profile.  Since year end 2013, we have reduced our total debt on a net basis by approximately $800 million, which has lowered our cash interest payments by approximately $65 million annually, a reduction of approximately 50%,” continued Mr. Moore.  “Our consolidated debt to Adjusted EBITDA ratio has improved to approximately 6 times currently from approximately 7 times prior to the wind sale and redemption of our 9% Notes, and we expect further improvement through continued debt amortization of approximately $70 to $75 million annually on average.  In addition, we are evaluating opportunities to reshape our remaining $305 million of corporate debt (U.S. dollar equivalent), which consists of convertible debentures that mature in 2017 and 2019.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Excluding results from discontinued operations(1)
Project revenue	$103.1	$123.1	$214.4	$248.4
Project (loss) income	17.2	(2.0)	38.8	23.9
Project Adjusted EBITDA	43.9	57.7	102.5	114.6
Cash Distributions from Projects	37.7	67.8	94.7	111.5
Adjusted Cash Flows from Operating Activities	8.1	3.5	39.2	30.6
Adjusted Free Cash Flow	(27.3)	(38.7)	(23.7)	(18.8)
Aggregate power generation (thousands of Net MWh)	1,507.9	1,502.0	2,992.8	3,152.1
Weighted average availability	89.7%	90.4%	93.7%	91.5%
Including results from discontinued operations (1)
Cash flows from operating activities	$18.3	$34.0	$53.4	$5.5
Free Cash Flow	(18.2)	(15.1)	(13.2)	(61.0)
Results of discontinued operations
Project Adjusted EBITDA	$14.8	$17.2	$28.1	$35.1
Cash Distributions from Projects	2.0	17.7	9.3	24.9
Cash flows from operating activities	11.1	17.4	21.9	26.2

(1) Canadian Hills, Meadow Creek, Goshen North, Idaho Wind and Rockland (the “Wind Projects”) were sold in June 2015 and are designated as discontinued operations for the three and six months ended June 30, 2015 and 2014.  Greeley was sold in March 2014 and is included as a component of discontinued operations for the six months ended June 30, 2014.  The results of discontinued operations are excluded from Project revenue, Project income, Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow as presented in Table 1.  The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics shown in Table 1.  Under GAAP, the cash flows attributable to the Wind Projects and Greeley are included in cash flows from operating activities as shown on the Company’s Consolidated Statement of Cash Flows; therefore, the Company’s calculation of Free Cash Flow shown on Table 1 also includes cash flows from the Wind Projects and Greeley.  However, the inclusion of Greeley in 2014 had no impact on cash flows from operating activities or Free Cash Flow.  Results of discontinued operations shown above are for the Wind Projects, as Greeley had no impact on Project Adjusted EBITDA, Cash Distributions from Projects or cash flows from operating activities for the 2014 period in which it was included in discontinued operations.

Note: Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities, Adjusted Free Cash Flow and Free Cash Flow are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Tables 9 through 12 for reconciliations of these non-GAAP measures to GAAP measures.

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Adjusted Cash Flows from Operating Activities, Free Cash Flow, Adjusted Free Cash Flow, Cash Distributions from Projects, Project Adjusted EBITDA and APLP Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Adjusted Cash Flows from Operating Activities”, “Free Cash Flow”, “Adjusted Free Cash Flow”, “Cash Distributions from Projects” and “Project Adjusted EBITDA” as used in this news release.  The Company has not reconciled non-GAAP financial measures relating to individual projects or the projects in discontinued operations or the APLP projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Sale of the Wind Projects

On June 26, the Company completed the sale of its wind portfolio to TerraForm AP Acquisition Holdings, LLC for aggregate cash proceeds of approximately $335 million after transaction fees, exclusive of transaction-related taxes.  The wind portfolio consisted of five operating wind projects in Idaho and Oklahoma (Canadian Hills, Meadow Creek, Rockland, Goshen North and Idaho Wind) with a net ownership by Atlantic Power of 521 megawatts.  At closing, the Company also deconsolidated approximately $249 million of project debt and $224 million of noncontrolling interests related to tax equity interests at Canadian Hills and the minority ownership interests at Rockland and Canadian Hills.  The Company recorded a $47.3 million after-tax gain on the sale in the second quarter of 2015, which was included in income from discontinued operations.  Proceeds from the wind sale were used to redeem $310.9 million aggregate principal amount of the Company’s 9.0% Notes.

Operating Results

The discussion of operating results excludes the Wind Projects, which are included in discontinued operations.

Three Months Ended June 30, 2015

Project availability decreased to 89.7% in the second quarter of 2015 from 90.4% for the same period in 2014.  The slight reduction was attributable to decreased availability at Manchief, which underwent a scheduled gas turbine maintenance outage, and Kenilworth, which had a planned maintenance outage, both during the second quarter of 2015.  These decreases were partially offset by higher availability at Cadillac and Orlando, which had scheduled maintenance outages during the second quarter of 2014, and Moresby Lake and Williams Lake, both of which had forced maintenance outages during the second quarter of 2014.

Generation increased 0.4% primarily due to Frederickson, which had increased dispatch as a result of warmer weather and reduced hydro availability in the region as compared to the year-ago period, and Orlando, which had a maintenance outage in the second quarter of 2014.  These increases were mostly offset by reduced generation at Manchief due to the outage; at Selkirk and Tunis due to the expiration of their Power Purchase Agreements (PPAs); at Curtis Palmer and Mamquam, due to lower water flows, and at Chambers, due to reduced dispatch.

Six Months Ended June 30, 2015

Project availability increased to 93.7% in the second quarter of 2015 from 91.5% for the same period in 2014.  The improvement was attributable to increased availability at Chambers and Cadillac, which had scheduled maintenance outages in the first half of 2014, and at Moresby Lake and Williams Lake, which had forced maintenance outages in the second quarter of 2014.  These increases were partially offset by reduced availability at Manchief due to a scheduled maintenance outage in the second quarter of 2015.

Generation decreased 5.1% primarily due to PPA expirations at Selkirk and Tunis; lower dispatch at Chambers due to unfavorable pricing, and lower water flows at Curtis Palmer.  These decreases were partially offset by increases at Morris and Orlando, which had maintenance outages in 2014; an increase at Frederickson due to higher dispatch, and increases at Kapuskasing and Nipigon, due to favorable waste heat generation.

Financial Results

In the second quarter of 2015, the Company revised its reportable business segments as a result of recent significant asset sales and in order to align with changes in management’s structure, resource allocation and performance assessment in making decisions regarding the Company’s operations.  Results of the Company’s businesses are now reported in four segments: East U.S., West U.S., Canada and Un-allocated Corporate.

Table 2 provides a breakdown of project income and Project Adjusted EBITDA by segment for the three and six months ended June 30, 2015 as compared to the same periods in 2014.  The Company’s Wind Projects were sold in June 2015 and are included in results of discontinued operations for the three and six-month periods ended June 30, 2015 and 2014.  Greeley was sold in March 2014 and is included as a component of discontinued operations for the six months ended June 30, 2014.  Results for project income and Project Adjusted EBITDA exclude discontinued operations.  Accordingly, results of the Wind Projects and Greeley are not included in Project income or Project Adjusted EBITDA for either the 2015 or 2014 periods shown in Table 2.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Project income (loss)
East U.S.	$16.7	$10.1	$28.0	$13.3
West U.S.	(4.3)	5.8	(4.0)	3.2
Canada	2.8	(12.9)	16.0	12.7
Un-allocated Corporate	2.0	(5.0)	(1.2)	(5.3)
Total	17.2	(2.0)	38.8	23.9
Project Adjusted EBITDA
East U.S.	$27.0	$30.8	$53.7	$55.2
West U.S.	5.7	15.9	15.6	23.7
Canada	11.6	14.6	35.4	39.3
Un-allocated Corporate	(0.4)	(3.6)	(2.2)	(3.6)
Total	43.9	57.7	102.5	114.6

The results of the Wind Projects and Greeley, which are components of discontinued operations, are excluded from Project income and Project Adjusted EBITDA as presented in Table 2.

Note: Project Adjusted EBITDA is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to Tables 8 through 11 for a reconciliation of this non-GAAP measure to a GAAP measure.  The Company has not reconciled this non-GAAP financial measure relating to individual project segments to the directly comparable GAAP measure due to the difficulty in making the relevant adjustments on a segment basis.

Three Months Ended June 30, 2015

Project income can fluctuate significantly due to non-cash adjustments to “mark-to-market” the fair value of derivatives.  Non-cash goodwill impairment charges and gains or losses on the sale of assets are included in project income and can also affect year-over-year comparisons.  None of these items are included in Project Adjusted EBITDA.

Project income increased $19.2 million to $17.2 million in the second quarter of 2015 from $(2.0) million for the comparable period in 2014.  The 2014 result included a $14.8 million non-cash impairment of long-lived assets and goodwill at the Tunis project.  Results also benefited from a $7.2 million year-over-year change in the fair value of derivatives and a $5.0 million increase in project income at Orlando due to higher generation and lower gas prices.  These positive factors were partially offset by lower project income at Curtis Palmer (lower water flows) and Manchief (scheduled maintenance outage).

Project Adjusted EBITDA includes the proportional share of Project Adjusted EBITDA from the Company’s equity method projects.

Project Adjusted EBITDA decreased by $13.8 million to $43.9 million for the second quarter of 2015 from $57.7 million for the second quarter of 2014.  The most significant drivers of lower EBITDA were the scheduled gas turbine maintenance outage at Manchief, the PPA expiration and reduced dispatch due to unfavorable market conditions at Selkirk, the mothballed status of Tunis, and lower water flows at Curtis Palmer and Mamquam.  These were partially offset by an increase at Orlando, which benefited from increased generation and lower fuel expenses due to lower gas prices, and a reduced loss in the Un-allocated Corporate segment, which benefited from lower development and employee compensation expense.  Currency had an approximate $(1.5) million impact on Project Adjusted EBITDA, with an average U.S. dollar to Canadian dollar exchange rate for the second quarter of 2015 of 1.25 versus 1.08 for the year-ago period.  However, from an overall cash standpoint, that impact was mostly offset by the benefit of the stronger U.S. dollar on the Company’s Canadian-denominated interest and dividend payments.

Corporate-level G&A expense (shown as “Administration” on the Consolidated Statements of Operations) decreased $3.6 million to $6.6 million in the second quarter of 2015 from $10.2 million in the second quarter of 2014.  The improvement was primarily attributable to decreases in business strategy costs, legal expenses associated with the U.S. and Canadian shareholder actions and employee compensation as a result of headcount reductions.

Cash Flow Metrics

Cash flows from operating activities (GAAP) and Free Cash Flow include the cash flows from projects classified as discontinued operations.  Free Cash Flow is a non-GAAP measure.  Table 10 of this press release provides a reconciliation of Free Cash Flow to cash flows from operating activities.

The second quarter is typically a low cash flow generation quarter due to seasonality (electricity sales are higher in the summer and winter months) and the timing of interest payments.

Cash flows from operating activities of $18.3 million for the second quarter of 2015 decreased $15.7 million from $34.0 million for the second quarter of 2014.  The reduction was primarily due to a decrease in Project Adjusted EBITDA of $13.8 million, partially offset by an increase in operating cash flow associated with changes in other operating balances.  Results included $11.1 million from discontinued operations in 2015 versus $17.4 million in 2014 (see “Results of Discontinued Operations”).

Free Cash Flow, which is after debt repayment, capital expenditures and preferred dividends, decreased $3.1 million to $(18.2) million for the second quarter of 2015 from $(15.1) million for the second quarter of 2014.  The reduction is primarily due to the $15.7 million decrease in operating cash flows and a $3.8 million increase in capital expenditures, partially offset by a reduction in amortization of the Atlantic Power Limited Partnership (“APLP”) term loan of $11.9 million and a reduction in project debt amortization of $1.7 million.  In the second quarter of 2014, there were effectively four months of APLP term loan amortization ($37.5 million) versus three in the second quarter of 2015.

Cash Distributions from Projects and the adjusted cash flow metrics discussed below, all of which are non-GAAP measures, exclude cash flows from projects classified as discontinued operations.  Adjusted Cash Flows from Operating Activities is a measure of the cash flow available to the Company to make principal repayments on its debt (primarily through amortization and the cash sweep under the APLP term loan), invest in its fleet through required or discretionary capital expenditures, and make dividend payments to preferred and common shareholders, if and when declared by the board of directors.  Adjusted Free Cash Flow is after debt repayment, capital expenditures and preferred dividends, but is before common dividend payments.  It is thus a key measure in evaluating the amount of cash flow available to the Company to make common dividend payments.  Tables 10 and 11 of this press release provide a reconciliation of the Company’s non-GAAP cash flow metrics to cash flows from operating activities.

Cash Distributions from Projects decreased $30.1 million to $37.7 million for the second quarter of 2015 compared to $67.8 million for the same period in 2014.  Significant decreases occurred at the following projects:  the Navy projects, which benefited from the timing of gas payments in the 2014 period; Morris, due to a high level of capital expenditures (optimization investments) in the second quarter of 2015; Tunis, for which the PPA expired in December and which is currently mothballed; Chambers, due to a change in the timing of distributions under the project’s new debt agreement in June 2014; Manchief, due to a major planned outage in the second quarter of 2015; Kapuskasing, due to unplanned expenses and the impact of the stronger U.S. dollar; Curtis Palmer, due to lower water flows, and Selkirk, which has been operating on a merchant basis in unfavorable market conditions since its PPA expired in August 2014.  These decreases were partially offset by a significant increase in distributions from Orlando, which benefited from lower gas costs and increased capacity payments.

Adjusted Cash Flows from Operating Activities, which excludes discontinued operations, changes in working capital, severance, acquisition and disposition expenses and restructuring charges, increased to $8.1 million from $3.5 million for the same period in 2014, primarily due to a reduction in cash interest payments from $40.8 million to $34.6 million, and to lower corporate G&A expense.

Adjusted Free Cash Flow, which excludes the same variables listed above, increased $11.4 million to $(27.3) million from $(38.7) million for the same period in 2014.  The increase was primarily attributable to higher Adjusted Cash Flows from Operating Activities and a lower level of APLP term loan amortization (the second quarter of 2014 included effectively four months of amortization), partially offset by increased project debt amortization and increased capital expenditures.

Six Months Ended June 30, 2015

Project income increased $14.9 million to $38.8 million in the second quarter of 2015 from $23.9 million in the second quarter of 2014.  The 2014 result included a $14.8 million non-cash impairment of long-lived assets and goodwill at the Tunis project.  Results also benefited from increases in project income at Orlando, Piedmont,

Curtis Palmer (lower interest expense, partially offset by lower water levels), Morris (lower fuel expense resulting from lower gas prices), North Island (maintenance outage in 2014) and Williams Lake.  These positive drivers were partially offset by a year-over-year change in the fair value of derivatives of $(16.4) million, lower project income at Manchief (maintenance outage) and the unfavorable impact of foreign exchange translation.

Project Adjusted EBITDA decreased $12.1 million to $102.5 million for the first six months of 2015 from $114.6 million for the comparable period in 2014.  The most significant drivers of lower Project Adjusted EBITDA were lower results from Selkirk due to the PPA expiration and reduced dispatch in an unfavorable market environment, the scheduled gas turbine maintenance outage at Manchief, the mothballed status of Tunis, and lower water flows at Curtis Palmer.  These factors were partially offset by an increase at Orlando, which benefited from increased generation and lower fuel expenses due to lower gas prices, and at North Island, which had a maintenance outage in the 2014 period.  Currency had an approximate $(4.5) million impact on Project Adjusted EBITDA, with an average U.S. dollar to Canadian dollar exchange rate for the first six months of 2015 of 1.26 versus 1.10 for the year-ago period.

Corporate-level G&A expense decreased $1.5 million to $16.0 million in the first six months of 2015 from $17.5 million in the comparable year-ago period.  The improvement was primarily attributable to a $3.2 million reduction in legal expenses associated with the U.S. and Canadian shareholder actions, lower incentive compensation expense and headcount reductions, partially offset by $3.4 million of severance costs.

Cash Flow Metrics

Cash flows from operating activities of $53.4 million for the first six months of 2015 increased $47.9 million from $5.5 million for the comparable period in 2014.  The increase was primarily due to $46.8 million of interest expense related to the debt repayment and repurchase transactions in the first quarter of 2014 (as described in more detail in the first quarter 2014 press release dated May 12, 2014) and a $24.7 million increase in operating cash flow associated with changes in other operating balances, partially offset by a $12.1 million decrease in Project Adjusted EBITDA and a $4.3 million decrease in operating cash flow from discontinued operations ($21.9 million in 2015 versus $26.2 million in 2014; see “Results of Discontinued Operations”).

Free Cash Flow increased $47.8 million to $(13.2) million for the first six months of 2015 from $(61.0) million for the comparable period in 2014.  The increase is primarily due to the $47.9 million increase in operating cash flow described previously.  Repayment of the APLP term loan and amortization of project debt totaled $53.2 million in the first six months of 2015 versus $52.9 million in the comparable year-ago period, including an $8.1 million repayment of Piedmont principal at term loan conversion in February 2014.

Cash Distributions from Projects decreased $16.8 million to $94.7 million for the first six months of 2015 compared to $111.5 million for the comparable period in 2014.  Significant decreases in distributions occurred at the following projects:  Tunis, which is currently mothballed following the expiration of its PPA in December 2014; Selkirk, which has been operating on a merchant basis in unfavorable market conditions since its PPA expired in August 2014; the Navy projects, which benefited from the timing of gas payments in the 2014 period; Nipigon, which benefited in the first quarter of 2014 from the timing of revenue receipts, and Manchief, due to a major planned outage in the second quarter of 2015.  These decreases were partially offset by increased distributions from the following projects:  Chambers, due to a change in the timing of distributions under the project’s new debt agreement in June 2014; Morris, which benefited from lower market prices for gas, partially offset by higher cash needs for capital expenditures in the second quarter of 2015, and Orlando, which benefited from lower gas costs and increased capacity payments.

Adjusted Cash Flows from Operating Activities increased $8.6 million to $39.2 million for the first six months of 2015 from $30.6 million for the year-ago period, primarily due to an $11.9 million reduction in cash interest payments.  The 2014 result excludes $49.4 million of interest expense associated with the debt refinancing and repurchase transactions in the first quarter of 2014.

Adjusted Free Cash Flow decreased $4.9 million to $(23.7) million from $(18.8) million.  The $8.6 million increase in Adjusted Cash Flows from Operating Activities discussed above was more than offset by an $11.9 million increase in debt repayment, including the APLP term loan and other project debt, and a $2.8 million increase in capital expenditures.  The 2014 result excludes the $49.4 million of interest expense described above as well as the $8.1 million of Piedmont principal repayment at term loan conversion in February 2014.

Results of Discontinued Operations

The Wind Projects were sold in June 2015 and are a component of discontinued operations for the three and six months ended June 30, 2015 and 2014.  Greeley was sold in March 2014 and is included as a component of discontinued operations for the first six months of 2014.  The results for Greeley were immaterial during that period.

Project Adjusted EBITDA of the Wind Projects was $14.8 million for the second quarter of 2015 versus $17.2 million for the comparable year-ago period.  Project Adjusted EBITDA of the Wind Projects was $28.1 million for the first six months of 2015 versus $35.1 million for the comparable year-ago period.  The decreases were attributable to lower winds in 2015.

Cash flows from operating activities of the Wind Projects were $11.1 million and $21.9 million for the second quarter and first six months of 2015, respectively, versus $17.4 million and $26.2 million, respectively, for the comparable 2014 periods.  The decreases were attributable to lower winds in 2015.  The 2015 cash flow results also do not include any interest payments on Meadow Creek or Rockland, as interest and principal repayment occurs semi-annually with the June 30th payment date occurring subsequent to the closing of the transaction on June 26.

Liquidity

As can be seen from Table 3, the Company’s liquidity increased significantly from approximately $202 million as of March 31, 2015 to $492 million at June 30, 2015, including approximately $335 million of net cash proceeds received from the sale of the Company’s Wind Projects.  Adjusting for the use of $330.4 million of cash in July 2015 to redeem the Company’s $310.9 million principal amount of 9% Notes (including redemption premiums and accrued interest to the redemption date), the Company’s total liquidity on a pro forma basis is approximately $162 million.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited	March 31, 2015	June 30, 2015	Pro Forma (1)
Revolver capacity	$210.0	$210.0	$210.0
Letters of credit outstanding	(108.1)	(111.6)	(111.6)
Unused borrowing capacity	101.9	98.4	98.4
Unrestricted cash (2),(3)	100.1	393.8	63.4
Total Liquidity	$202.0	$492.2	$161.8

Note:  Does not include restricted cash of $14.1 million at March 31, 2015 and $17.6 million at June 30, 2015.

(1) Pro forma for the redemption of $310.9 million aggregate principal amount of outstanding 9% Notes in July, including payment of redemption premiums and accrued interest in connection therewith.

(2) March 31, 2015 balance excludes cash at wind projects (included in discontinued operations).

(3) Includes project-level cash for working capital needs of $12.5 million at March 31, 2015 and $11.4 million at June 30, 2015.

Progress on Debt Reduction

Redemption of Senior Unsecured Notes

On July 27, the Company completed the redemption of its outstanding $310.9 million principal amount of 9.0% Notes.  The Company used the cash proceeds from the recently completed sale of its Wind Projects to fund the redemption.  The 9.0% Notes were redeemed at a price equal to 104.50% of the principal amount, plus accrued interest to the redemption date, for a total amount of $330.4 million.  The redemption premium and accrued interest totaling $19.5 million and a non-cash write-off of deferred financing costs of $9.0 million will be recorded in interest expense in the third quarter of 2015.  Annual interest expense savings associated with the redemption are approximately $28.0 million.  The sale of the Wind Projects and redemption of the 9.0% Notes is expected to be modestly cash flow accretive on an annualized basis.

Discretionary Debt Repurchases

In the second quarter of 2015, the Company repurchased $13.9 million of convertible debentures under the Normal Course Issuer Bid (NCIB).  In the first six months of 2015, the Company repurchased $20.9 million of convertible debentures under the NCIB and $9.0 million of 9.0% Notes, for total discretionary debt repurchases of $29.9 million year to date.  The Company also had repurchased $3.1 million of convertible debentures under the NCIB in December 2014.

Amortization of APLP Term Loan and Project Debt

In the second quarter of 2015, the Company made repayments on the APLP term loan totaling $25.6 million and amortized $3.8 million of project-level debt.  On a year to date basis, repayments totaled $46.9 million and $6.3 million, respectively.  For the full year, the Company expects to repay $57 to $62 million of the APLP term loan through the 50% cash sweep and 1% mandatory annual amortization, implying repayments in the second half totaling $10 to $15 million.  For the full year, amortization of project-level debt is expected to total approximately $14 million, implying amortization in the second half of approximately $8 million.

Cumulative Debt Reduction since Year End 2013

Pro forma for the redemption of the 9.0% Notes in July, the Company’s consolidated debt is now approximately $1.1 billion.  This represents a net reduction of approximately $726 million since year end 2013, including $249 million of project debt associated with the Wind Projects that was transferred to the buyer of the assets at closing.  The Company has also reduced its share of debt at equity-owned projects by approximately $76 million, most of which was associated with the two equity-owned Wind Projects.  Thus, total debt has been reduced approximately $800 million over the past six quarters.  Cash interest savings associated with this reduction in debt are approximately $65 million on an annualized basis.

The debt reduction has resulted in improved credit metrics for the Company.  The consolidated debt to Adjusted EBITDA multiple is now approximately 6 times versus 7 times prior to the sale of the Wind Projects and the use of proceeds therefrom for the redemption of the 9.0% Notes.  The Adjusted EBITDA to interest coverage ratio has improved to approximately 2.7 times from approximately 2.1 times previously.  The ratio of cash flow available for debt service to interest expense also has improved, from 2.1 times to 2.5 times.  The Company expects to realize further improvement in these metrics through continued amortization of project-level debt and the APLP term loan, which together are expected to average approximately $70 to $75 million annually over the next two years.

The Company also has an improved corporate maturity profile, with no debt maturities in 2018 and $305 million (U.S. dollar equivalent) of convertible debentures remaining in 2017 and 2019.  The Company continues to explore opportunities to address these maturities.

Other Financial Updates

G&A Expense Targets

The Company now expects 2015 corporate G&A of approximately $35 million versus previous guidance of $38 million, and is on track to achieve its corporate G&A cost target of $28 million or lower by 2016, representing a 48% cumulative reduction from 2013.  The 2015 G&A of $35 million includes approximately $4.0 million of severance expense and $1.5 million of restructuring charges.

Maintenance and Capex

For 2015, the Company projects that capital expenditures will total approximately $11 million, of which approximately $9 million relates to discretionary optimization projects described in the following section of this release.  In addition to amounts capitalized, the Company incurs maintenance expense to maintain its projects.  Total maintenance expense is expected to be approximately $46 million for 2015, representing an increase of approximately $5 million from 2014, which is primarily attributable to the scheduled gas turbine outage at Manchief that occurred in the second quarter of 2015 and the absence of insurance recoveries and other proceeds that were credited at Piedmont in 2014, partially offset by reductions at several other projects that had maintenance outages in 2014.

During the second quarter of 2015, the Company incurred $20.2 million of maintenance expense (a significant portion of which was attributable to the Manchief gas turbine outage) and $3.7 million of capital expenditures.  For the six months year to date, maintenance expense totaled $25.7 million and capital expenditures totaled $5.0 million.

Optimization Investments

Consistent with its strategy, the Company continues to make discretionary investments in its existing projects designed to increase their output or improve their efficiency in order to enhance the margins of these facilities.  The Company considers these investments to be an attractive use of its cash considering the relatively modest capital requirements and potential for strong risk-adjusted returns.  As previously disclosed, the Company invested approximately $7 million in 2013 and $11 million in 2014 in these discretionary initiatives.  It expects to realize a cash flow benefit of $4 to $8 million from these investments in 2015.  The Company expects to revisit this cash flow expectation later this year after gaining operating experience this summer with the completed upgrades at Morris and Nipigon.

In 2015, the Company expects to invest approximately $10 million in such initiatives across a number of projects, with the most significant at Morris, Nipigon and Mamquam.  Approximately $9 million of these investments are being capitalized and are included in the Company’s 2015 capex budget of approximately $11 million.  For the three-year period 2013 through 2015, these discretionary optimization investments are expected to total $28 million.  The Company expects to realize a cash flow benefit from these investments of at least $10 million in 2016.  The Company is optimistic that it can identify and execute on another $5 to $10 million of such discretionary investments in 2016.

In addition to these production-based investments, the Company continues to pursue commercial and asset management opportunities around its existing projects, some of which require only a modest level of capital expenditures or expense.

Share Purchases by Insiders

In the second quarter, CEO James J. Moore, Jr. and three directors of the Company purchased a total of approximately 380,000 common shares of the Company at an average price of $3.09 per share.  This included initial purchases by Mr. Moore and two directors who joined the board since December.  There were no sales by officers or directors during the quarter.

2015 Guidance Revised

•                  Total Company Project Adjusted EBITDA of $200 to $215 million (previously $200 to $220 million)

•                  APLP Project Adjusted EBITDA of $148 to $160 million (unchanged)

•                  Adjusted Cash Flows from Operating Activities of $90 to $105 million (previously $90 to $110 million)

•                  Adjusted Free Cash Flow of $0 to $10 million (previously $0 to $20 million)

The Company has lowered the top end of its guidance for Project Adjusted EBITDA by $5 million.  Year to date, Project Adjusted EBITDA is slightly below expectations, primarily due to low water flows at Curtis Palmer and Mamquam and reduced dispatch at Selkirk.  Although water flows have improved at Curtis Palmer, results for Mamquam and Selkirk are expected to be below expectations in the second half as well.

The Company has also lowered the top end of its guidance for Adjusted Cash Flows from Operating Activities by $5 million to reflect the reduction in Project Adjusted EBITDA guidance.

The Company has reduced its guidance for Adjusted Free Cash Flow and now expects to be in the lower half of its initial guidance range.  This change reflects the reduction in Adjusted Cash Flows from Operating Activities guidance as well as a higher than expected level of APLP term loan amortization ($57 to $62 million, up from $50 to $60 million previously).  The revised guidance of $0 to $10 million is before the payment of the common dividend, which at the current rate of Cdn$0.03 quarterly represents an annual cash requirement of approximately US$11 million.

See Table 4 for full-year revised 2015 guidance and actual results for the first six months of 2015.

Atlantic Power Corporation

Table 4 — 2015 Annual Guidance (Revised) vs. YTD 2015 Actual Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited	2015 Annual (Revised 5/7/15)	2015 Annual (Revised 8/10/15)	YTD 2015 Actual
Project Adjusted EBITDA	$200 - $220	$200 - $215	$102.5
Adjusted Cash Flows from Operating Activities (1)	$90 - $110	$90 - $105	$39.2
Adjusted Free Cash Flow (2)	$0 - $20	$0 - $10	$(23.7)
APLP Project Adjusted EBITDA (3)	$148 - $160	$148 - $160	$74.3

(1) Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.

(2) Adjusted Free Cash Flow is defined as Free Cash Flow excluding changes in working capital balances, acquisition and disposition expenses, litigation expense, severance and restructuring charges, and cash provided by or used in discontinued operations.  Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to noncontrolling interests, including preferred share dividends.

(3) APLP is a wholly owned subsidiary of the Company.  APLP Project Adjusted EBITDA is a summation of Project Adjusted EBITDA at each APLP project, and is calculated in a manner which is consistent with the Company’s Project Adjusted EBITDA calculation.

Note: Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities, Adjusted Free Cash Flow and APLP Project Adjusted EBITDA are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Update on Shareholder Litigation

Ontario.  The Ontario Superior Court of Justice issued a decision on July 24 denying the plaintiffs’ motion for leave and certification in the proposed securities class action originally filed in March 2013 against Atlantic Power, a current officer, and a former officer and director.  The Superior Court concluded that there were no misrepresentations or failures to disclose a material change by the defendants, and that there is no reasonable possibility that the plaintiffs would succeed at trial.

The Superior Court also determined that although the two plaintiffs had sought to include convertible debenture holders in the proposed class action, neither plaintiff was a debenture holder and therefore could not act as a representative plaintiff for them.  The Superior Court granted leave to reconstitute a claim for debenture holders provided that the claim be amended and that there be a debenture holder as plaintiff.  In addition, the Superior Court ruled that if debenture holders were to proceed with an action, they would be required to reimburse the defendants on a partial indemnity basis for their costs of responding to the motion if the defendants were successful.  The plaintiffs have advised of their intent to appeal the decision.  The Company will oppose this appeal.

Quebec.  The proposed class action in Quebec is stayed until August 28, 2015.

United States.  In March of this year, the Company’s motion to dismiss the U.S. securities class action suit was granted by the U.S. District Court for the District of Massachusetts.  In April, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the First Circuit.  Briefs in the appeal are scheduled to be filed in August and September.

Supplementary Financial Information

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three and six months ended June 30, 2015 and 2014 (Table 8) with a reconciliation to project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the six months ended June 30, 2015 (Table 9A) and the six months ended June 30, 2014 (Table 9B); a reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to net income (loss) and of various non-GAAP cash flow metrics to cash flows from operating activities for the three and six months ended June 30, 2015 and 2014 (Table 10); reconciliations of Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow to cash flows from operating activities for the three and six months ended June 30, 2015 and 2014 (Tables 11A and 11B); and a summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2015 budget, representing approximately 90% of total Project Adjusted EBITDA) for the three and six months ended June 30, 2015 and 2014 (Table 12).

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Tuesday, August 11, 2015 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are:  U.S. Toll Free: 1-888-317-6003; Canada Toll Free: 1-866-284-3684; International Toll: +1-412-317-6061.  Participants will need to provide access code 0502042 to enter the conference call.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation.  Please call or log in 10 minutes prior to the call.  The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free:  1-877-344-7529; Canada Toll Free 1-855-669-9658; International Toll: +1-412-317-0088.  Please enter conference call number 10068591.  The replay will be available 1 hour after the end of the conference call through November 11, 2015 at 9:00 AM ET.  The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,137 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,502 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************************

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  2015 Project Adjusted EBITDA will be in the range of $200 to $215 million;

•                  2015 APLP Project Adjusted EBITDA will be in the range of $148 to $160 million;

•                  2015 Adjusted Cash Flows from Operating Activities will be in the range of $90 to $105 million;

•                  2015 Adjusted Free Cash Flow will be in the range of $0 to $10 million;

•                  the Company’s dividend level;

•                  the Company expects to have G&A costs of approximately $35 million in 2015, and expects to achieve its corporate G&A cost target of $28 million or lower in 2016;

•                  the Company expects to incur approximately $4 million of severance expense and $1.5 million of restructuring charges in 2015;

•                  for 2015, the Company projects that capital expenditures will total approximately $11 million, including approximately $9 million relating to discretionary optimization investments, and total maintenance expense is expected to be approximately $46 million;

•                  the Company’s expectation and continued evaluation regarding the investment of approximately $10 million in discretionary investments in its existing projects across a number of projects and the expected cash flow benefit of $4 to $8 million from these investments in 2015;

•                  the Company expects to realize a cash flow benefit from discretionary investments in its existing projects of at least $10 million in 2016;

•                  the Company’s expectations regarding the pursuit of commercial and asset management opportunities around its existing projects and the expected level of capital expenditures or expenses associated therewith;

•                  the effect on the Company of the sale of the Wind Projects;

•                  the Company’s expectations regarding interest expense as a result of redemption of the 9.0% Notes;

•                  the Company’s redemption of the 9.0% Notes is expected to be modestly cash flow accretive on an annualized basis;

•                  the Company expects further improvement in the consolidated debt to Adjusted EBITDA multiple, the Adjusted EBITDA to interest coverage ratio and the ratio of cash flow available for debt service to interest expense through continued debt amortization of approximately $70 to $75 million annually on average;

•                  for the full year of 2015, the Company expects to repay $57 to $62 million of the APLP term loan through the 50% cash sweep and 1% mandatory annual amortization, implying repayments in the second half totaling $10 to $15 million, and expects amortization of project-level debt to total approximately $14 million;

•                  the Company’s expectations regarding the exploration of opportunities to reshape its remaining corporate debt;

•                  expectations regarding results for Mamquam and Selkirk in the second half of 2015;

•                  the nature of any further proceedings in the U.S. and Canadian securities litigation; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the outcome or impact of the Company’s business plan, including the objective of enhancing the value of its existing assets through optimization investments and commercial activities, delevering its balance sheet to improve its cost of capital and ability to compete for new investments, and utilizing its core competencies to create proprietary investment opportunities, and the Company’s ability to raise additional capital for growth and/or debt reduction, and the outcome or impact on the Company’s business of any such actions. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances. The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals.

Atlantic Power Corporation

Table 5 — Consolidated Balance Sheet (in millions of U.S. dollars)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$393.8	$106.0
Restricted cash	17.6	22.5
Accounts receivable	45.2	46.2
Inventory	16.5	19.3
Prepayments and other current assets	12.3	13.9
Assets held for sale	—	792.1
Refundable income taxes	—	0.2
Total current assets	485.4	1,000.2

Property, plant and equipment, net	908.6	962.9
Equity investments in unconsolidated affiliates	300.6	305.2
Other intangible assets, net	342.7	377.1
Goodwill	197.2	197.2
Derivative instruments asset	0.4	1.1
Deferred financing costs	56.0	62.8
Other assets	9.0	10.1
Total assets	$2,299.9	$2,916.6

Liabilities
Current liabilities:
Accounts payable	$4.4	$9.4
Income taxes payable	3.8	—
Accrued interest	5.2	5.3
Other accrued liabilities	36.7	30.7
Current portion of long-term debt	328.4	20.0
Current portion of derivative instruments liability	36.0	36.1
Liabilities held for sale	—	271.8
Other current liabilities	7.6	6.8
Total current liabilities	422.1	380.1

Long-term debt	762.4	1,145.9
Convertible debentures	304.6	340.6
Derivative instruments liability	37.1	47.5
Deferred income taxes	111.1	92.4
Power purchase and fuel supply agreement liabilities, net	30.3	33.4
Other non-current liabilities	58.0	60.2
Commitments and contingencies	—	—
Total liabilities	1,725.6	2,100.1

Equity
Common shares, no par value, unlimited authorized shares; 122,007,113 and 121,323,614 issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,289.5	1,288.4
Accumulated other comprehensive loss	(98.9)	(68.3)
Retained deficit	(837.6)	(863.9)
Total Atlantic Power Corporation shareholders’ equity	353.0	356.2
Preferred shares issued by a subsidiary company	221.3	221.3
Noncontrolling interests held for sale	—	239.0
Total equity	574.3	816.5
Total liabilities and equity	$2,299.9	$2,916.6

Atlantic Power Corporation

Table 6 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Project revenue:
Energy sales	$47.5	$62.4	$101.5	$124.7
Energy capacity revenue	38.0	41.3	71.5	74.8
Other	17.6	19.4	41.4	48.9
	103.1	123.1	214.4	248.4

Project expenses:
Fuel	38.0	50.4	84.2	110.2
Operations and maintenance	35.3	29.1	56.8	56.7
Development	—	1.1	1.1	1.8
Depreciation and amortization	28.2	30.8	56.1	61.4
	101.5	111.4	198.2	230.1
Project other income (expense):
Change in fair value of derivative instruments	6.8	(0.4)	5.2	21.6
Equity in earnings of unconsolidated affiliates	8.6	3.7	19.3	12.1
Interest expense, net	(2.0)	(2.2)	(4.1)	(13.3)
Other income (expense), net	2.2	(14.8)	2.2	(14.8)
	15.6	(13.7)	22.6	5.6
Project (loss) income	17.2	(2.0)	38.8	23.9

Administrative and other expenses (income):
Administration	6.6	10.2	16.0	17.5
Interest, net	24.6	27.7	50.3	94.1
Foreign exchange loss (gain)	4.8	15.3	(27.4)	(1.5)
Other income, net	(1.7)	—	(3.1)	—
	34.3	53.2	35.8	110.1
(Loss) income from continuing operations before income taxes	(17.1)	(55.2)	3.0	(86.2)
Income tax expense (benefit)	2.9	(4.5)	(1.7)	(21.4)
(Loss) income from continuing operations	(20.0)	(50.7)	4.7	(64.8)
Net income (loss) from discontinued operations, net of tax (1)	33.6	(5.7)	21.1	(14.0)
Net income (loss)	13.6	(56.4)	25.8	(78.8)
Net loss attributable to noncontrolling interests of discontinued operations	(3.4)	(0.3)	(11.0)	(6.7)
Net income attributable to preferred share dividends of a subsidiary company	2.3	3.1	4.6	5.9
Net income (loss) attributable to Atlantic Power Corporation	$14.7	$(59.2)	$32.2	$(78.0)

Basic and diluted earnings per share:
Loss from continuing operations attributable to Atlantic Power Corporation	$(0.18)	$(0.45)	$0.00	$(0.59)
Income (loss) from discontinued operations, net of tax	0.30	(0.04)	0.26	(0.06)
Net income (loss) attributable to Atlantic Power Corporation	$0.12	$(0.49)	$0.26	$(0.65)
Weighted average number of common shares outstanding:
Basic	121.9	120.6	121.7	120.5
Diluted	122.1	120.6	121.9	120.5

Dividends paid per common share:	$0.02	$0.09	$0.05	$0.17

(1) Includes contributions from the Wind Projects and Greeley, which are components of discontinued operations.

Atlantic Power Corporation

Table 7 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$25.8	$(78.8)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	66.4	81.5
Gain on sale of discontinued operations	(47.3)	(2.1)
Gain on sale of development project and other assets	(2.3)	—
Gain on purchase and cancellation of convertible debentures	(3.0)	—
Stock-based compensation expense	1.0	0.9
Impairment charges	—	14.8
Equity in earnings from unconsolidated affiliates	(19.3)	(11.9)
Distributions from unconsolidated affiliates	27.0	37.8
Unrealized foreign exchange gain	(27.6)	(1.4)
Change in fair value of derivative instruments	(4.5)	(11.9)
Change in deferred income taxes	20.4	(15.5)
Change in other operating balances
Accounts receivable	0.6	2.8
Inventory	2.8	(2.6)
Prepayments, refundable income taxes and other assets	9.3	14.7
Accounts payable	(3.4)	(4.6)
Accruals and other liabilities	7.5	(18.2)
Cash provided by operating activities	53.4	5.5

Cash flows provided by investing activities
Change in restricted cash	4.9	78.4
Proceeds from sale of discontinued operations and development project, net of cash sold	326.3	1.0
Contribution to unconsolidated affiliate	(0.6)	—
Capitalized development costs	(0.8)	—
Construction in progress	—	(1.5)
Purchase of property, plant and equipment	(5.0)	(2.5)
Cash provided by investing activities	324.8	75.4

Cash flows used in financing activities
Proceeds from senior secured term loan facility	—	600.0
Repayment of corporate and project-level debt	(62.2)	(608.0)
Repayment of convertible debentures	(18.0)	—
Deferred financing costs	—	(38.8)
Dividends paid to common shareholders	(5.8)	(20.9)
Dividends paid to noncontrolling interests	(8.4)	(14.2)
Cash used in financing activities	(94.4)	(81.9)

Net increase (decrease) in cash and cash equivalents	283.8	(1.0)
Cash and cash equivalents at beginning of period at discontinued operations	3.9	—
Cash and cash equivalents at beginning of period	106.1	158.6
Cash and cash equivalents at end of period	$393.8	$157.6

Supplemental cash flow information
Interest paid	$46.3	$114.7
Income taxes paid, net	$1.7	$1.0
Accruals for construction in progress	$0.0	$8.2

Regulation G Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) is provided in Table 8 below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities, Free Cash Flow and Adjusted Free Cash Flow are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies.  Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.  Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to noncontrolling interests, including preferred share dividends.

Adjusted Free Cash Flow is defined as Free Cash Flow excluding changes in working capital balances, acquisition and disposition expenses, litigation expense, severance and restructuring charges, and cash provided by or used in discontinued operations.  Management believes that these non-GAAP cash flow measures are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  A bridge of Project Adjusted EBITDA to Cash Distributions from Projects is provided in Tables 9A and 9B on page 17.  A reconciliation of Free Cash Flow to cash flows from operating activities is provided in Table 10 on page 18 of this release.  Reconciliations of Adjusted Free Cash Flow and Adjusted Cash Flows from Operating Activities to cash flows from operating activities are provided in Tables 11A and 11B on pages 19 and 20 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Atlantic Power Corporation

Table 8 — Project Adjusted EBITDA by Segment (in millions of U.S. dollars)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Project Adjusted EBITDA by segment
East U.S.	$27.0	$30.8	$53.7	$55.2
West U.S. (1)	5.7	15.9	15.6	23.7
Canada	11.6	14.6	35.4	39.3
Un-allocated Corporate	(0.4)	(3.6)	(2.2)	(3.6)
Total	$43.9	$57.7	$102.5	$114.6

Reconciliation to project income
Depreciation and amortization	33.3	40.8	66.1	81.9
Interest expense, net	2.5	3.8	4.9	15.4
Change in the fair value of derivative instruments	(6.9)	0.3	(5.1)	(21.4)
Other (income) expense	(2.2)	14.8	(2.2)	14.8
Project income (loss)	$17.2	$(2.0)	$38.8	$23.9

(1) Excludes Greeley, which is a component of discontinued operations.

Notes:

Table 8 excludes the Wind Projects, which comprise the entirety of the former Wind segment. The Wind Projects are designated as discontinued operations for the three and six months ended June 30, 2015 and 2014.

Table 8 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 9A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2015 (Unaudited)

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$32.6	$(1.0)	$(3.7)	$(4.1)	$0.8	$24.6
Equity method	21.1	(1.5)	(1.2)	(0.1)	(1.6)	16.7
Total	53.7	(2.5)	(4.9)	(4.2)	(0.8)	41.3
West U.S.
Consolidated	9.2	—	—	—	1.0	10.2
Equity method	6.4	—	—	—	0.1	6.5
Total	15.6	—	—	—	1.1	16.7
Canada
Consolidated	35.4	(0.1)	—	(0.9)	2.3	36.7
Equity method	—	—	—	—	—	—
Total	35.4	(0.1)	—	(0.9)	2.3	36.7
Total consolidated	77.2	(1.1)	(3.7)	(5.0)	4.1	71.5
Total equity method	27.5	(1.5)	(1.2)	(0.1)	(1.5)	23.2
Un-allocated corporate	(2.2)	—	—	(0.1)	2.3	—
Total	$102.5	$(2.6)	$(4.9)	$(5.2)	$4.9	$94.7

Note: Table 9A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Six months ended June 30, 2014 (Unaudited)

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East U.S.
Consolidated	$31.5	$(9.4)	$(9.9)	$(0.3)	$11.9	$23.8
Equity method	23.7	(3.3)	(5.5)	(0.6)	1.8	16.1
Total	55.2	(12.7)	(15.4)	(0.9)	13.7	39.9
West U.S.
Consolidated	16.1	—	—	(0.4)	2.7	18.4
Equity method	7.6	(1.0)	—	—	0.1	6.7
Total	23.7	—	—	(0.4)	1.5	25.1
Canada
Consolidated	39.3	—	—	(0.6)	7.8	46.5
Equity method	—	—	—	—	—	—
Total	39.3	—	—	(0.6)	7.8	46.5
Total consolidated	86.9	(9.4)	(9.9)	(1.3)	22.4	88.7
Total equity method	31.3	(4.3)	(5.5)	(0.6)	1.9	22.8
Un-allocated corporate	(3.6)	—	—	(1.0)	4.6	—
Total	$114.6	$(13.7)	$(15.4)	$(2.9)	$28.9	$111.5

Note: Table 9B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 10 — Free Cash Flow (in millions of U.S. dollars)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Cash Distributions from Projects	$37.7	$67.8	$94.7	$111.5
Repayment of long-term debt	(3.8)	(2.6)	(2.6)	(13.7)
Interest expense, net	(2.5)	(3.8)	(4.9)	(15.4)
Capital expenditures	(3.7)	0.4	(5.2)	(2.9)
Other, including changes in working capital	3.3	16.1	4.9	28.9
Project Adjusted EBITDA	$43.9	$57.7	$102.5	$114.6
Depreciation and amortization	33.3	40.8	66.1	81.9
Interest expense, net	2.5	3.8	4.9	15.4
Change in the fair value of derivative instruments	(6.9)	0.3	(5.1)	(21.4)
Other (income) expense	(2.2)	14.8	(2.2)	14.8
Project income (loss)	$17.2	$(2.0)	$38.8	$23.9
Administrative and other expenses (income)	34.3	53.2	35.8	110.1
Income tax expense (benefit)	2.9	(4.5)	(1.7)	(21.4)
Net income (loss) from discontinued operations, net of tax	33.6	(5.7)	21.1	(14.0)
Net income (loss)	$13.6	$(56.4)	$25.8	$(78.8)
Adjustments to reconcile to net cash provided by operating activities	4.0	95.6	10.8	92.2
Change in other operating balances	0.7	(5.2)	16.8	(7.9)
Cash flows from operating activities	$18.3	$34.0	$53.4	$5.5
Term loan facility repayments (1)	(25.6)	(37.5)	(46.9)	(37.5)
Project-level debt repayments	(3.8)	(5.5)	(6.3)	(15.4)
Purchases of property, plant and equipment (2)	(3.7)	0.1	(5.0)	(2.5)
Distributions to noncontrolling interests (3)	(1.1)	(3.1)	(3.8)	(5.2)
Dividends on preferred shares of a subsidiary company	(2.3)	(3.1)	(4.6)	(5.9)
Free Cash Flow	$(18.2)	$(15.1)	$(13.2)	$(61.0)
Additional GAAP cash flow measures:
Cash flows from investing activities	$317.3	$3.9	$324.8	$75.4
Cash flows from financing activities	(48.0)	(60.3)	(94.4)	(81.9)

(1) Includes mandatory 1% annual amortization and 50% excess cash flow repayments by the Partnership.

(2) Excludes construction costs related to the Company’s Canadian Hills project in 2014.

(3) Distributions to noncontrolling interests include distributions to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.

Note: Table 10 presents Cash Distributions from Projects, Project Adjusted EBITDA and Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 11A — Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow (in millions of U.S. dollars)

Three months ended June 30, 2015 and 2014 (Unaudited)

	Three months ended June 30, 2015			Three months ended June 30, 2014
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Project Adjusted EBITDA	$43.9	$14.8	$58.7	$57.7	$17.2	$74.9
Adjustment for equity method projects (1)	6.0	(1.3)	4.7	(3.8)	(0.7)	(4.5)
Corporate G&A expense	(6.6)	—	(6.6)	(10.4)	—	(10.4)
Cash interest payments	(34.6)	—	(34.6)	(40.8)	(7.1)	(47.9)
Cash taxes	(1.3)	—	(1.3)	(0.8)	—	(0.8)
Other, including changes in working capital	(0.2)	(2.4)	(2.6)	14.7	8.0	22.7
Cash flows from operating activities	$7.2	$11.1	$18.3	$16.6	$17.4	$34.0
Changes in other operating balances	0.2	2.4	2.6	(14.7)	(8.0)	(22.7)
Severance charges	0.5	—	0.5	0.3	—	0.3
Restructuring and other charges	0.2	—	0.2	1.3	—	1.3
Refinancing transaction costs	—	—	—	—	—	—
Adjusted Cash Flows from Operating Activities	$8.1	$13.5	$21.6	$3.5	$9.4	$12.9
Term loan facility repayments (2)	(25.6)	—	(25.6)	(37.5)	—	(37.5)
Project-level debt repayments	(3.8)	—	(3.8)	(2.0)	(3.5)	(5.5)
Purchases of property, plant and equipment (3)	(3.7)	—	(3.7)	0.4	(0.3)	0.1
Distributions to noncontrolling interests (4)	—	(1.1)	(1.1)	—	(3.1)	(3.1)
Dividends on preferred shares of a subsidiary company	(2.3)	—	(2.3)	(3.1)	—	(3.1)
Adjusted Free Cash Flow	$(27.3)	$12.4	$(14.9)	$(38.7)	$2.5	$(36.2)
Additional GAAP cash flow measures:
Cash flows from investing activities	$331.4	$(14.1)	$317.3	$(1.4)	$5.3	$3.9
Cash flows from financing activities	(44.9)	(3.1)	(48.0)	(39.7)	(20.6)	$(60.3)

(1) Represents difference between Project Adjusted EBITDA and cash distributions from equity method projects.

(2) Includes mandatory 1% annual amortization and 50% excess cash flow repayments by the Partnership.

(3) Excludes construction costs related to the Company’s Canadian Hills project in 2014.

(4) Distributions to noncontrolling interests primarily include distributions, if any, to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.

Note: Table 11A presents Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 11B — Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow (in millions of U.S. dollars)

Six months ended June 30, 2015 and 2014 (Unaudited)

	Six months ended June 30, 2015			Six months ended June 30, 2014
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Project Adjusted EBITDA	$102.5	$28.1	$130.6	$114.6	$35.1	$149.7
Adjustment for equity method projects (1)	(3.9)	(2.7)	6.6	(9.8)	(2.7)	(12.5)
Corporate G&A expense	(16.0)	—	(16.0)	(17.5)	—	(17.5)
Cash interest payments	(46.3)	—	(46.3)	(107.6)	(7.1)	(114.7)
Cash taxes	(1.7)	—	(1.7)	(1.0)	—	(1.0)
Other, including changes in working capital	(3.1)	(3.5)	(6.6)	0.6	0.9	1.5
Cash flows from operating activities	$31.5	$21.9	$53.4	$(20.7)	$26.2	$5.5
Changes in other operating balances	3.1	3.5	6.6	(0.6)	(0.9)	(1.5)
Severance charges	3.4	—	3.4	0.8	—	0.8
Restructuring and other charges	1.1	—	1.1	1.6	—	1.6
Refinancing transaction costs	—	—	—	49.4	—	49.4
Adjusted Cash Flows from Operating Activities	$39.2	$25.4	$64.6	$30.6	$25.3	$55.9
Term loan facility repayments (2)	(46.9)	—	(46.9)	(37.5)	—	(37.5)
Project-level debt repayments (3)	(6.3)	—	(6.3)	(3.8)	(3.5)	(7.3)
Purchases of property, plant and equipment (4)	(5.0)	0.1	(4.9)	(2.2)	(0.3)	(2.5)
Distributions to noncontrolling interests (5)	—	(3.8)	(3.8)	—	(5.2)	(5.2)
Dividends on preferred shares of a subsidiary company	(4.6)	—	(4.6)	(5.9)	—	(5.9)
Adjusted Free Cash Flow	$(23.7)	$21.7	$(2.0)	$(18.8)	$16.3	$(2.5)
Additional GAAP cash flow measures:
Cash flows from investing activities	$337.6	$(12.8)	$324.8	$68.9	$6.5	$75.4
Cash flows from financing activities	(81.4)	(13.0)	(94.4)	(53.0)	(28.9)	(81.9)

(1) Represents difference between Project Adjusted EBITDA and cash distributions from equity method projects.

(2) Includes mandatory 1% annual amortization and 50% excess cash flow repayments by the Partnership.

(3) 2014 continuing operations and total columns exclude $8.1 million repayment of Piedmont principal at term loan conversion in February 2014.

(4) Excludes construction costs related to the Company’s Canadian Hills project in 2014.

(5) Distributions to noncontrolling interests primarily include distributions, if any, to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.

Note: Table 11B presents Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 12 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended June 30,		Six months ended June 30,
		2015	2014	2015	2014
East U.S.	Accounting
Cadillac	Consolidated	$2.4	$1.2	$4.5	$3.2
Curtis Palmer	Consolidated	9.7	12.0	15.5	18.7
Morris	Consolidated	3.9	2.8	8.8	6.5
Piedmont	Consolidated	1.4	2.2	2.2	0.8
Other (1)	Consolidated	—	0.8	1.6	2.3
Chambers	Equity method	3.5	4.0	9.7	9.8
Orlando	Equity method	6.2	3.6	11.3	4.8
Other (2)	Equity method	(0.1)	4.2	0.1	9.1
Total		27.0	30.8	53.7	55.2
West U.S.
Manchief	Consolidated	(5.0)	3.5	(1.4)	7.2
Naval Station	Consolidated	3.2	3.4	4.6	4.8
North Island	Consolidated	2.5	2.8	3.7	1.3
Other (3)	Consolidated	2.0	2.6	2.3	2.8
Frederickson	Equity method	2.9	2.6	6.0	5.9
Other (4)	Equity method	0.1	1.0	0.4	1.7
Total		5.7	15.9	15.6	23.7
Canada
Calstock	Consolidated	2.0	1.2	4.7	3.3
Kapuskasing	Consolidated	0.4	1.6	4.4	4.9
Nipigon	Consolidated	4.0	2.8	9.8	8.7
North Bay	Consolidated	0.7	1.2	4.8	6.1
Williams Lake	Consolidated	2.6	2.8	7.6	6.8
Other (5)	Consolidated	1.9	5.0	4.1	9.5
Total		11.6	14.6	35.4	39.3
Totals
Consolidated projects		31.7	45.9	77.2	86.9
Equity method projects		12.6	15.4	27.5	31.3
Un-allocated corporate		(0.4)	(3.6)	(2.2)	(3.6)
Total Project Adjusted EBITDA		$43.9	$57.7	$102.5	$114.6

Reconciliation to project income (loss)
Depreciation and amortization		$33.3	$40.8	$66.1	$81.9
Interest expense, net		2.5	3.8	4.9	15.4
Change in the fair value of derivative instruments		(6.9)	0.3	(5.1)	(21.4)
Other (income) expense		(2.2)	14.8	(2.2)	14.8
Project income (loss)		$17.2	$(2.0)	$38.8	$23.9

(1) Kenilworth

(2) Selkirk

(3) Naval Training Station and Oxnard

(4) Q2 2014: Koma Kulshan; YTD June 2014:  Koma Kulshan and Delta-Person; Q2 and YTD June 2015: Koma Kulshan

(5) Tunis, Moresby Lake and Mamquam,

Notes: Table 12 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.